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                                                                    EXHIBIT 99.2

NEWS                    RE:
BULLETIN


                                    SUPERIOR CONSULTANT HOLDINGS CORPORATION
From:                               4000 Town Center, Suite 1100
FRB                                 Southfield, MI  48075

                                    NASDAQ:  SUPC

________________________________________________________________________________

The Financial Relations Board, Inc.

FOR FURTHER INFORMATION:


        AT THE COMPANY:                                         AT FRB CHICAGO:
        Richard D. Helppie -- Chairman, President & CEO         Jim Ketelsen -- General Information
        James T. House -- Chief Financial Officer               Robb Kristopher -- Analyst Contact
        Susan M. Synor -- Chief Administrative Officer          Darcy Bretz -- Media Contact
        (248) 386-8300                                          (312) 266-7800


FOR IMMEDIATE RELEASE
TUESDAY, JULY 29, 1997

    SUPERIOR CONSULTANT HOLDINGS CORPORATION ANNOUNCES COMPLETION OF MERGER
       ARRANGEMENTS BETWEEN ENTERPRISE CONSULTING GROUP AND COMSUL, LTD.


SOUTHFIELD, MICH., JULY 29,1997-SUPERIOR CONSULTANT HOLDINGS CORPORATION (NASDAQ: SUPC) today announced that its wholly owned information technology consulting subsidiary, Enterprise Consulting Group (formerly Unitive Corp.) acquired, in a merger transaction, COMSUL, Ltd., a nationally recognized information technology consulting firm specializing in information systems, telecommunications, and corporate facilities and organizational design for a wide range of national and international clients. The letter of intent to merge was released on June 24, 1997. As anticipated, the merger is a pooling transaction, valued at $8.3 million and is expected to be accretive for 1997. COMSUL's trailing twelve-month revenues are approximately $7.5 million, unaudited.

Commenting on the merger, Richard D. Helppie, Superior Consultant Holdings Corporation's President and CEO, says:

        "With industries consolidating at an accelerated rate, our clients demand that professional service firms maintain highly competent resources to deliver quality service. The addition of COMSUL, Ltd. propels Enterprise Consulting Group's telecommunications capabilities to an even higher level of service. Together--in talent and in scale-- we can offer our cross-industry clients the competitive advantage of a complete network and telecommunications consulting force."




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SUPERIOR CONSULTANT HOLDINGS CORP.
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COMSUL, Ltd. has provided technology consulting and project management services for over 3,000 corporate, government, healthcare, academic, and financial clients since the company's establishment in 1967. COMSUL maintains offices in San Francisco, Los Angeles, Houston, and New York. COMSUL employs 60 business and technical specialists with credentials and experience in voice and data communications systems; call center design; network design; voice, data and video communications integration; and corporate facilities design. To assist clients in achieving the greatest economic benefits from their deployment of technology, the COMSUL work force comprises professionals such as MBAs, CPAs, Registered Professional Engineers, Registered Communications Distribution Designers, and Certified Network Engineers.

Douglas W. Ruth, President of Enterprise Consulting Group, adds:

        "COMSUL is one of the largest independent telecommunications consulting firms of its kind in the country, and we are excited about what this merger will add to our business. As COMSUL joins Enterprise Consulting Group, our combined operational strengths will be fully equipped to serve all industries as the sole consulting resource for information technology success. Our merged capabilities will ensure that all our clients receive the attention, expertise, and prompt service delivery they require to remain competitive and to enjoy the best return on their technology investment."

Peter Valentine, President of COMSUL, Ltd., comments:

     "In 1967, COMSUL, Ltd. set a standard to meet and exceed our clients' needs. By joining Enterprise Consulting Group, we are in the optimal position to continue to uphold that standard while increasing the scope and depth of our service capabilities. Like COMSUL, Enterprise seeks to employ innovative solutions that anticipate clients' needs for both immediate and long-term success. We are pleased to combine forces with a firm that shares our commitment to total quality solutions."

        This release contains forward-looking statements relating to future financial results or business expectations. Business plans may change as circumstances warrant. Actual results may differ materially as a result of factors over which the company has no control. Such factors include, but are not limited to: acquisitions contracted or under consideration, significant client assignments, recruiting and new business solicitation efforts, regulatory changes and general economic conditions. These risk factors and additional information are included in the company's reports on file with the Securities and Exchange Commission.

ABOUT THE CORPORATION

Superior Consultant Holdings Corporation (NASDAQ: SUPC) is a national consulting firm comprising two subsidiaries: Superior Consultant Company, Inc.
(established in 1984) offers a

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SUPERIOR CONSULTANT HOLDINGS CORP.
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full array of strategic, managerial, operational and technical services to all segments of the healthcare industry; and Enterprise Consulting Group (established in 1993, formerly called Unitive Corporation) extends its service offerings to clients across a wide range of industries in the development, design, implementation and maintenance of communications technologies, groupware and intranet/internet information systems and solutions.

       FOR MORE INFORMATION ON SUPERIOR CONSULTANT HOLDINGS CORPORATION
        SIMPLY DIAL 1-800-PRO-INFO AND ENTER THE COMPANY TICKER: SUPC
                      (A NO-COST FAX-ON-DEMAND SERVICE)
         OR VISIT THE COMPANY'S WEBSITE AT WWW.SUPERIORCONSULTANT.COM




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